Exhibit 4.01

ACCEPTANCE, ASSIGNMENT AND ASSUMPTION AGREEMENT

by and among

Public Service Company of Colorado

U.S. Bank Trust National Association

and

U.S. Bank National Association

dated as of November 8, 2010

ACCEPTANCE, ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of November 8, 2010 (this “Agreement”) among Public Service Company of Colorado (the “Company”), U.S. Bank Trust National Association (“Trustee”) and U.S. Bank National Association (“Successor Trustee”).

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of October 1, 1993 (as supplemented by a First Supplemental Indenture dated as of November 1, 1993, by a Second Supplemental Indenture dated as of January 1, 1994, by a Third Supplemental Indenture dated as of September 2, 1994, by a Fourth Supplemental Indenture dated as of May 1, 1996, by a Fifth Supplemental Indenture dated as of November 1, 1996, by a Sixth Supplemental Indenture dated as of February 1, 1997, by a Seventh Supplemental Indenture dated as of April 1, 1998, by an Eight Supplemental Indenture dated as of August 15, 2002, by a Ninth Supplemental Indenture dated as of September 1, 2002, by a Tenth Supplemental Indenture dated as of September 15, 2002, by an Eleventh Supplemental Indenture dated as of April 1, 2003, by a Twelfth Supplemental Indenture dated as of March 1, 2003, by a Thirteenth Supplemental Indenture dated as of September 15, 2003, by a Fourteenth Supplemental Indenture dated as of May 1, 2003, by a Fifteenth Supplemental Indenture dated as of September 1, 2003, by a Sixteenth Supplemental Indenture dated as of August 1, 2005, by a Seventeenth Supplemental Indenture dated as of August 1, 2007, by an Eighteenth Supplemental Indenture dated as of August 1, 2008, and by a Nineteenth Supplemental Indenture dated as of May 1, 2009 (the “Indenture”), relating to the Company’s Securities;

WHEREAS, the Company and the Trustee desire that the Successor Trustee replace the Trustee as Trustee under the Indenture, with effect from the date hereof;

WHEREAS, by notice dated November 8, 2010, the Company and the Trustee provided written notice of the replacement of the Trustee with the Successor Trustee, in accordance with the Indenture to the Company;

WHEREAS, the Successor Trustee is executing this Agreement   (i) to acknowledge and accept its appointment pursuant to Section 1111 of the Indenture as Trustee, (ii) as successor to the Trustee under the Indenture, to automatically become the successor of the Trustee, such that it will act in all of the capacities previously held and performed by the Trustee under the Indenture (collectively, the “Capacities”), such appointment to become effective (automatically and without any further act, deed or conveyance by any of the parties hereto) immediately upon the satisfaction of the conditions precedent set forth in Section 4 hereof;

WHEREAS, the Trustee desires to assign to the Successor Trustee all of its rights, powers, trusts, duties and obligations in all of its Capacities under the Indenture, and the Successor Trustee wishes to assume such rights, powers, trusts, duties and obligations; and

WHEREAS, the Trustee has been paid all amounts owing to it under the Indenture;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Definitions

1.             Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture.

2.             “Effective Date” shall mean November 8, 2010; provided that the conditions precedent set forth in Section 4 hereof have been satisfied.

Acceptance, Assignment and Assumption

3.             Effective on the Effective Date:

(a)	to the extent it has not already done so, the Trustee hereby resigns from all of the Capacities currently held and performed by it under the Indenture;

(b)
the parties hereto confirm the appointment of the Successor Trustee to all of the Capacities under the Indenture and further acknowledge and agree that, except as amended by this Agreement, the Indenture is and shall continue to be in full force and effect on and after the Effective Date;

(c)
the Successor Trustee hereby acknowledges and accepts its appointments under Section 1111 of the Indenture and covenants on and after the Effective Date to be solely responsible for, and to perform and discharge when due, all of the trusts, duties and obligations that are required to be performed by it in any of the Capacities assigned to it under the Indenture;

(d)
the Trustee hereby assigns to the Successor Trustee, and the Successor Trustee hereby assumes from the Trustee, all of its respective rights, powers, trusts, duties and obligations in all of the Capacities in, to and under the Indenture;

(e)
the Trustee hereby absolutely and irrevocably relinquishes all of its respective rights and powers, and the parties hereby release the Trustee from all of its respective trusts, duties and obligations, under the Indenture; and

(f)
the Trustee hereby transfers all property and monies held by it in any Capacity under the Indenture to the Successor Trustee, and, if and to the extent that the Trustee receives any additional property or monies after the Effective Date for deposit pursuant to the Indenture, the Trustee further agrees to transfer such property or monies to the Successor Trustee promptly upon receipt thereof.  To the extent it has not already done so, the Trustee hereby agrees to deliver to the Successor Trustee, as soon as practicable and in order to effect an orderly transfer of their respective trusts, duties and obligations to the Successor Trustee under the Indenture, those records in the custody of the Trustee relating to the Indenture and the exercise of its trusts, duties and obligations thereunder.

Conditions Precedent

4.             The appointment and acceptance of the Successor Trustee to act in all of the Capacities under the Indenture, and the effectiveness of the amendments set forth in Section 5 hereof, are subject to the satisfaction of the following conditions precedent:

(a)	the execution and delivery of this Agreement by all the parties hereto; and

(b)
the transfer by the Trustee of all items of collateral standing to the credit of any of the accounts established by the Trustee in any of the Capacities under the Indenture to the accounts established by the Successor Trustee in anticipation of its appointment to the Capacities under the Indenture.

Amendments to the Indenture

5.             Subject to the satisfaction of the conditions precedent set forth in Section 4 above, the Indenture is hereby amended as follows:

(a)
Each reference to “U.S. Bank Trust National Association” in the Indenture is replaced with “U.S. Bank National Association” and the words “U.S. Bank Trust National Association, a national banking corporation” and are replaced with “U.S. Bank National Association, a national banking association”; and

(b)	The definition of “Corporate Trust Office” in the Indenture is replaced with:

“means the designated corporate trust office of the Trustee, currently located at 100 Wall Street – Suite 1600, Attention: Wendy Kumar, telephone: (212) 361-2535, facsimile: (212) 509-3384, or at such other address as the Trustee may designate from time to time by notice to the Holders and the Company or the designated corporate trust office of any successor Trustee.”

Representations, Agreements and Acknowledgements

6.             (a)           Each party hereto represents and warrants to the other parties hereto that:

(i)	it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

(ii)	the person signing this Agreement on its behalf is duly authorized to do so;

(iii)
it has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full force and effect and all conditions to any such consents have been complied with;

(iv)
the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or conflict with any law, ordinance, rule or regulation applicable to it, any provision of its constitutional documents, any order or judgment of any court or governmental agency applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(v)
this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application, regardless whether enforcement is sought in a proceeding in equity or at law).

(b)	The Trustee represents and warrants to the other parties hereto that:

(i)	it has performed all of the duties and obligations that have accrued and are required to be performed in any of the Capacities under the Indenture prior to the Effective Date;

(ii)
there is no action, suit or proceeding pending or, to the best of its knowledge, threatened against it before any court or governmental authority arising out of any action or omission by it in any of the Capacities under the Indenture;

(iii)	as of the Effective Date, any funds or other assets held or received by it under the Indenture will be held for and on behalf of the Successor Trustee;

(iv)	pursuant to the Indenture, the Trustee duly authenticated and delivered the Securities;

(v)
each person who so authenticated the Securities was duly elected, qualified and acting as an officer of the Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature; and

(vi)	as of the Effective Date, it has been paid all amounts owing to it under the Indenture in each of the Capacities.

(c)	The Successor Trustee represents and warrants to the other parties hereto that it is eligible to serve as Successor Trustee pursuant to Section 1109 of the Indenture.

(d)	Each party hereto irrevocably and unconditionally acknowledges and agrees that:

(i)
promptly after the Effective Date, the Company shall mail or otherwise deliver to the Holders a notice regarding the removal of the Trustee as trustee and the appointment of the Successor Trustee as trustee;

(ii)
all fees and charges owing to the Trustee in any of the Capacities under the Indenture shall cease to continue accruing on the Effective Date, and all fees and charges owing to the Successor Trustee in any of the Capacities under the Indenture shall commence accruing from and including the Effective Date;

(iii)	The Successor Trustee shall not be liable or responsible for any actions or omissions of the Trustee taken or made in any of the Capacities under the Indenture prior to the Effective Date;

(iv)	The Trustee shall not be liable or responsible for any actions or omissions of the Successor Trustee taken or made in any of the Capacities under the Indenture on and after the Effective Date; and

(v)
with respect to any reports which the Successor Trustee may be required to produce on or after the Effective Date pursuant to the Indenture, the Trustee shall provide to the Successor Trustee such records, accountings and other information maintained or received by the Trustee and requested by the Successor Trustee in order to prepare such reports. In no event shall the Successor Trustee have any liability for errors or omissions in any such report to the extent it was based on information received from the Trustee.

Amendments; Successors; Assignments

7.             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by any party without the prior written consent of the other parties hereto or as otherwise provided in the Indenture. Any purported transfer that is not in compliance with this Section will be void. No Person other than the parties hereto shall have any rights or obligations under this Agreement.

Governing Law

8.             This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of laws principles thereof.

Counterparts

9.             This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Executed as a deed by:

PUBLIC SERVICE COMPANY OF COLORADO, as Company

By:	/s/ George E. Tyson II
Name:	George E. Tyson II
Title:	Vice President and Treasurer

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Beverly A. Freeney
Name:	Beverly A. Freeney
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Successor Trustee

By:	/s/ Beverly A. Freeney
Name:	Beverly A. Freeney
Title:	Vice President